Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Long Island Iced Tea Corp. on Form S-4 of our report of Long Island Brand Beverages, LLC dated January 14, 2015 with respect to our audits of the financial statements of Long Island Brand Beverages, LLC as of December 31, 2013 and 2012 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

January 14, 2015